Exhibit 10.16

RENEO PHARMACEUTICALS, INC.

February 12, 2018

Michael Grey

[...***...]

Re:    Position as Executive Chairman of Reneo Pharmaceuticals, Inc.

Dear Mr. Grey:

This letter confirms, on behalf of Reneo Pharmaceuticals, Inc. (the “Company”), the terms on which you will continue to serve as Executive Chairman of the Company.

As Executive Chairman, you will work closely with the Company’s Board of Directors (the “Board”) and the executive team of the Company to further the goals and objectives of the Company, consistent with the usual and customary duties of an executive chairman.

As compensation for your service as Executive Chairman, you will be paid a fee of $200,000.00 per year (the “Annual Fee”), payable in equal monthly installments, and you will be eligible for an annual discretionary bonus, with a target equal to forty percent (40%) of your Annual Fee (the “Annual Bonus”). Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined in the good faith discretion of the Board (or the Compensation Committee thereof), based upon the Company’s and your achievement of objectives and milestones to be determined on an annual basis by the Board (or Compensation Committee thereof). No Annual Bonus is guaranteed and, in addition to the other conditions for earning such compensation, you must remain a service provider of the Company in good standing on the scheduled Annual Bonus payment date in order to be eligible for any Annual Bonus.

As additional compensation, on January 31, 2018, the Board approved, contingent and effective upon (i) receipt by the Company of a final 409A valuation report performed by an independent valuation firm and an affirmative determination by the Board of the fair market value of the Company’s Common Stock (the “Common Stock”) and (ii) you providing services to the Company at such time, the grant of an option to you to purchase 525,370 shares of Common Stock with an exercise price per share equal to the fair market value of a share of Common Stock on the date such grant becomes effective (the “Grant”). The Grant is governed by the terms and conditions of the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”), and your grant agreement, and includes a vesting schedule under which one-fourth (1/4th) of the shares subject to the Grant vest on the one year anniversary of January 1, 2018 and the balance of the shares vest in a series of thirty-six (36) successive equal monthly installments thereafter, subject to your Continuous Service (as defined in the Plan) as of each such date. In the event that you (i) are terminated by the Company without Cause (as defined in the Plan) or (ii) resign for Good Reason (as defined below), the vesting of the Grant shall be accelerated in full. “Good Reason” for your resignation means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without your consent: (i) a

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material reduction of your Annual Fee, which is a reduction of at least ten percent (10%) of your Annual Fee; or (ii) a material reduction in your authority, duties or responsibilities; provided that if your principal place of providing services is your personal residence, this clause (iv) shall not apply; provided, however, that in each case above, in order for your resignation to be deemed to have been for Good Reason, you must first give the Company written notice of the action or omission giving rise to “Good Reason” within thirty (30) days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within thirty (30) days after receipt of such notice (the “Cure Period”), and your resignation must be effective not later than thirty (30) days after the expiration of such Cure Period.

The Company will also reimburse you for reasonable out-of-pocket expenses incurred in connection with your service as Executive Chairman in accordance with the Company’s established reimbursement policies.

You agree to continue to abide by the terms and conditions of that certain Consultant Proprietary Information and Inventions Agreement between you and the Company dated December 20, 2017, as may be amended from time to time (the “PIIA”). You also represent to the Company that your service as Executive Chairman will not conflict with any other obligations that you have to third parties.

Either party may terminate this letter for convenience, for any or no reason, at any time upon ninety (90) days prior written notice to the other party.

This letter, along with the PIIA and the documentation reflecting the Grant referred to herein, constitute the entire agreement between you and the Company regarding the subject matter hereof. This letter supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in a writing signed by you and a duly authorized officer of the Company.

If the terms of this letter are acceptable to you, please sign and date this letter below and return it to me, retaining a copy for your records.

Very truly yours,

RENEO PHARMACEUTICALS, INC.

/s/ Niall O’Donnell
Niall O’Donnell, Ph.D.
President and Chief Executive Officer

Accepted and agreed:

/s/ Michael Grey
Michael Grey

Date: 02/12/2018

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